AGREEMENT made the day of September, 2005 by and between PATSY RUBBINO, JR. of 60 Harwood Avenue, White Plains, New York 10603 (hereinafter referred to as the "Seller") and CLICKABLEOIL.COM, INC., a New York Corporation with offices at 711 South Columbus Avenue Mt. Vernon, New York 10550 (hereinafter referred to as the "Purchaser").

      1.0 Recitals This agreement is entered into with reference to the following facts:


            1.1 Seller is engaged, in part, in the business of distributing #2 fuel oil in the State of New York, County of Westchester_

            1.2 Purchaser desires to purchase certain assets of Seller used by Seller in connection with its fuel oil business in the County of Westchester and Seller has agreed to sell such assets as provided herein.

      2.0. Sale and Purchase

            2.1 On the terms and subject to the provisions contained herein, Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Sel1er at closing, the following:

                  (a) Customer Information of the Seller comprising a schedule of all retail customers of the Seller who purchase #2 fuel oil. Said information shall include all customer lists and customer data, and sales and promotional material and other sales related material relating to, or used in connection with the sale of#2 fuel oil, including, without limitation, contact information for all customers and pricing information (hereinafter referred to as the Customer Information); which list is annexed hereto as "Exhibit A".


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

                  (b) Customer Contracts Those Outstanding delivery, sale and service agreements and purchase orders between Seller or Gedney Fuel Corp. and its customers as described in and attached hereto as "Exhibit B". Seller has, at the date hereof, no less than ____________________ customers who are signatories to Seller's standard service contract.

                  (c) Name. The exclusive right to use the name Gedney Fuel in connection with the operation of the Business. Seller and Gedney Fuel Corp. shall cease use of the name Gedney Fuel.

                  (d) Telephone Number An phone numbers ofSe1ler used in connection with the delivery and sale of#2 fuel oil, specifically 914-422-0064 will be forwarded to Clickableoil.com, Inc. by Verizon for the following fees to be paid by Purchaser. A one time fee of twenty-five dollars ($25.00) and a monthly service fee of twenty dollars and twenty-five cents ($20.25). The Purchaser will also be charged by Verizon for every incoming call; local or long distance charges will apply.


            2.2 The Purchase Price for the customer list for customers contained in Schedule A herein is a fixed Two-Hundred and Fourteen Thousand Dollars (214,000.00) and a retainage payment as set forth below.

            2.3 The Purchase Price as set forth in Paragraph 2.2 is payable as follows:

                  (a) The sum of Seventy Thousand ($70,000.00) Dollars by bank or certified check, payable to the order of the Seller on the date of closing.

                  (b) The balance of One Hundred Forty Four Thousand DoJ1ars ($144,000.00) to be paid by Purchaser to Seller, in Thirty Six (36) equal monthly


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

installments of Four Thousand Dollars ($4,000.00) commencing one (1) month from the date of dosing and monthly thereafter, for thirty-five (35) months.

            (c) Retainage Adjustment is set forth as follows: Clickableoil.com, Inc. will pay quarterly for the first two years for retainage of gal10ns on the following fee schedule commencing December 31, 2005, and for seven (7) quarters thereafter:

            Over 350,000 gallons $.125 I gallon
            325,000 - 349,999 gallons $.09/ gallon
            300,000 - 324,999 gallons $.07 / gallon
            275,000 - 299,999 gallons $.04 /gallon
            250,000 - 274,999 gallons $.01/ gallon
            249,999 and below $0.00 / gallon

            (d) Quarterly payments will be based on an assumed $.1 25/gallon. At the end of each of the first two years Clickableoi1.com, Inc. will reconcile gallonage sold to said customers and based on the above fee schedule will reduce if necessary, the following years fixed monthly payments accordingly, as referenced to in 2.3 (b) above.


            (e) Purchaser wil1 make only one annual payment for the third year's retainage at the end of the third year. (the contract year ending September 30, 2008) as per the above fee schedule.

      3.0 Representations and Warranties of Seller Seller warrants and represents Purchaser that each of the following representations will be true and correct on the closing date and said representations and warranties shall survive the closing.

            3.1 Seller has full power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

            3.2 Seller has all requisite authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and


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

 performance of this Agreement and the transactions contemplated hereby will not, with or without the giving of notice and/or the passage of time, violate any provision of law applicable to Seller or conflict with result in the breach of termination of any provisions of, constitute a default under, or result in the creation of lien, charge, or encumbrance upon any of the assets of Seller pursuant to any corporate charter, by-laws, indenture, or other agreement or instrument to which Seller is a part or by which Seller, or its assets or properties, is or may be bound. The Seller is not required to file any reports with the Securities and Exchange Commission nor have any reports ever been filed.

            3.3 Seller is the owner of and has good marketable title to the Customer Information and the other assets described in Section 2.1 and at closing, will transfer such title free and clear of any liens and encumbrances and claims on third parties and has unrestrictive power, to sell, convey, assign, transfer, and deliver the Customer Information to Purchaser. Seller has not made any prior sale of or granted any licenses or other rights with respect to the Customer Information and the other assets described in Section 2.1.

            3.4 With respect to the customers as hereinabove defined:

                  (i) Seller has given no discounts from amounts billed except to those accounts as contained in "Exhibit C".

                  (ii) Seller represents there are no fixed price contracts except to those accounts designated as a fixed price on "Exhibit B".

                  (iii) All sales taxes have been paid and those not yet due, will be paid by Seller when due.

                  (iv) Seller bas no actual or constructive notice that any customer has ceased doing business with Seller.


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

            3.5 To the best of Seller's knowledge, no litigation, proceeding, or governmental investigation is pending or threatened against or re1ating to Seller, its assets or its business or the transaction contemplated by this Agreement. To the best of Seller's knowledge, no investigation or litigation is pending or threatened by any federal, state, or city agency.

            3.6 No representation or warranty by Seller contained in this Agreement, nor any statement in writing, certificate, list, statement or other instrument or document furnished to or to be furnished pursuant hereto, contains or will contain any untrue statement or omits to state a fact necessary in order to make the statements and information contained Therein not misleading.

            3.7 Seller shall not disclose and shall retain as confidential and secret, the identity of the customers of Seller and their addresses.

            3.8 Indemnification Seller agrees to indemnify and hold Purchaser harmless against any liability, loss or expenses incurred or sustained by Purchaser as a result of or attributable to any breach of any representation, warranty or obligation of Seller contained in this Agreement or in any document delivered to Purchaser pursuant hereto, against any liability, loss or expense that would not have been incurred or sustained by Purchaser if Seller's representations and warranties had been true and correct and if Seller's obligations herein had been performed according to the terms of this Agreement, and against any liability or obligation of, or claim, or cause of action (asserted or threatened to be asserted) against Seller (or its officers, directors, or associates) not specifically assumed by Purchaser.


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

                  (a) Seller further agrees to indemnify and hold Purchaser harmless against any debt. obligation or liability of Sel1er and Gedney Fuel Corp. and any debt, obligation or liability relating to or arising from the operation of Seller's or Gedney Fuel Corp's. business or ownership of the purchased assets prior to the Closing Date, except for liabilities explicitly assumed in the Agreement.

                  (b) Seller further agrees to indemnify and hold purchaser harmless against any damages caused by use of customer information by Seller's son and or Seller's wife.

            3.9 Purchaser agrees to indemnify and hold Seller harmless against any. liability or loss incurred by Seller as a result of work performed to Seller's accounts by Purchaser after the closing date in the event Seller is joined in a lawsuit for work performed by Purchaser.

                  (a) Purchaser does not and will not assume any debt, obligation or liability of Seller other than those specifically enumerated in the Agreement.

      4.0 Representation and \Warranties of Purchaser. Purchaser warrants and represents to Seller as follows:

            4.1 Purchaser is a corporation validly existing and in good standing under the laws of the State of New York as set forth above and has full power and authority to own, lease, and operate its properties and to caI1)' on its business as now being conducted.

            4.2 Purchaser has all requisite authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the transactions contemplated hereby will not, without the giving of notice and/or the passage of time, violate any provision of law applicable to


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

Purchaser or conflict with, result in the breach. or termination of any provisions of, constitute a default under, or result in the creation of lien, charge or encumbrance upon any of the assets of Purchaser pursuant or any corporate charter, by-laws, indenture or other agreement or instrument to which it is a party or by which it or its assets or properties is or may be bound.

      5.0 Conditions Precedent to Obli2ations of the Parties

            5.1 All of the representations and warranties of Purchaser shall be true and correct in all respects at the closing as if made at and as of the closing.

            5.2 All of the representations and warranties of Seller shall be true in all respects at the closing as if made at and as of the closing.

      6.0 Deliveries of Seller at Closing At closing, Seller shall deliver or cause to be delivered to Purchaser the following:

            6.1 A bill of sale covering the Customer Information and an assignment of service contracts, all in form satisfactory to counsel for Purchaser.

            6.2 The following documentation: Customer Information, as hereinabove set forth.; Customer Information from Seller to calculate degree days.

      7.0 The Closing

            7.1 The closing hereunder ("Closing") shall take place at 2:00 P.M. at 711 South Columbus Avenue, Mt. Vernon, New York 10550 on September_, 2005 or such date as may be agreed upon by the parties.

            7.2 At the closing, the service contracts shall be assumed by Purchaser, installation warranties and credit balances shall be adjusted on a pro rata. basis.


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

      8.0 Termination of Agreement. This agreement may be terminated and the obligations to consummate this transaction canceled at any time prior to closing as follows:

            8.1 By either party, if there has been material or purposeful misstatement or omission in a representation or a breach in any warranty on the part of the other party. This remedy shall not be exclusive and shall be in addition to all remedies otherwise available at law.

      9.0 Seller's Accounts Receivable

            9.1 In furtherance of the provisions of this Agreement, the parties acknowledge, one to the other, that the accounts receivable of the Seller are the property of the Seller and it is agreed by and between the respective parties hereto as follows:

                  (a) That the said accounts are not included in the sale;

                  (b) The Seller agrees to allow the Purchaser to set up an account Doing Business As (DBA) Gedney Fuel Corporation for the duration of the contract, to facilitate the collections of Sellers accounts receivable and any future payments from said Customer Information that may be paid in the name of Gedney Fuel Corporation.

                  (c) Seller further agrees to allow the use of the name Gedney Fuel Corporation for the duration of the contract. It is further understood by both parties that said usage shall be solely for the purpose of the sale or distribution of# 2 fuel oil.

                  (d) That the Seller will Dot, directly or indirectly, make or cause to make claim or demand upon or institute any action against any account receivable that may be due and payable to the Sel1er as of the date of closing unless it shall be with the prior written consent of the Purchaser or as authorized pursuant to this Agreement or is an account receivable in excess of 120 days;


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

                  (e) If any account receivable of the Seller, which is not an account receivable of the Purchaser, shall forward monies to the Purchaser on account of an indebtedness due Seller and there shall not be any indebtedness due from said customer to the Purchaser, the Purchaser will, with due diligence and reasonable dispatch, forward same to the Seller or said creditor as the case may require within 15 days after receipt thereof;

                  (f) If an account receivable of the Seller shall also be an account receivable of the Purchaser, it is agree~ by and between the parties, that the Purchaser will collect, on behalf of the Seller, the account receivable and same shall be paid out on a first in, first out basis provided said account receivable is within credit terms of 30 days nom the date of sale and as to those accounts, payment shall be made on a first in, first out basis. In the event an account receivable exceeds credit terms of 30 days from the date of sale, Purchaser shall not be obligated to collect from said account receivable and shall commence doing business, if it so desires, by opening the account on its book with "zero balance". AU collections made from accounts receivable in excess of 30 days, shall be collected by the Purchaser on behalf of the Seller and shall be paid out on a last in/first out basis.

                  (g) In the event payment is made by the account in excess of the amount of the delivery made by the Purchaser, Purchaser shall enter and include in its billing cycle to the customer, the amount owed by the customer to the Seller;

                  (h) Purchaser if it commences business with an account in excess of 30 days, shall open on its ledger a "zero balance" but shall enter and include in its billing cycle to the customer, the amount owed by the customer to the Seller;

                  (i) Purchaser shall account for and remit to Seller, the funds received


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from the accounts receivable of the Seller within 10 days after the end of the month wherein col1ection from the account was made;

                  (j) If an account pays any sum to Seller directly, the Seller shall turn over said sum to the Purchaser who shall credit the amount on the ledger of the account making payment and remit to Seller in accordance with the terms of this paragraph;

                  (k) Any payment received from the Purchaser from an account which is not an active account of the Purchaser, shall be remitted directly to the Seller.

                  (l) Seller, its accountant or duly authorized representative, is granted the privilege to examine the books and records of the Purchaser having reference to the collection from the accounts receivable of the Seller not included in the sale and for which Purchaser is acting as agent for collection. The verification is to occur during normal business hours at Purchaser's place of business and upon notice to Purchaser.

      10.0 Indemnification

            10.1 Purchaser does not assume or agree to assume and shall not acquire or take over any liability or obligation of any kind or nature of Seller, direct, contingence, or otherwise.

            10.2 Purchaser hereby agrees, subject to the remainder of this section 10.2, to assume and to discharge Seller's obligations under Seller's customer service contracts listed on Exhibit B hereto, all of which are in the form included with Exhibit B or other form containing this same substantive terms (the "Assumed Obligations"). The Assumed Obligations shall be limited to Seller's obligations to provide service and parts during the current term of a contract, and honoring any express \written warranty for replacement or repair of work previously done by Seller. Seller does not assume and in no


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

event is responsible for any other claims by cU5tomers, including, without limitation, claims for damage or injury to persons or property or claims for incidental or consequential damages.

            10.3 Seller agrees to indemnify and hold Purchaser harmless from and against any and all claims, demands, actions, obligations and liabilities arising out of or relating to (i) sales tax obligations of Seller, (ii) Purchaser shall be liable for sales tax, if any, applicable to the purchase of the customer lists and assets of Seller.

      11.0 Notices All notices, requests and other communications shall be in writing and shall be deemed to have been fully delivered if delivered personally or mailed by certified mail, return receipt requested to the parties at their above address or such other address as a party may be designated in the manner provided herein for giving notices.

      12.0 Operations Pending Closing On and after the date hereof and until the Closing, the business of Seller shall be conducted in accordance with the following procedures:

            12.1 Seller shall conduct its business in the regular and ordinary course and shall use its best efforts to preserve for Purchaser, the existing relationships of customers, others having business relations with Seller and to maintain its competitive position. In particular, but not in limitation of the foregoing, Seller shall continue its normal every day delivery schedule and shall not deliver fuel oil to customers prior to the time it normally delivers pursuant to such schedule. Seller will not disclose the names of any customers to any person or entity.

            12.2 (a) During this period, Purchaser and its representatives may, at reasonable "times, continue to make such investigations to retain fuel oil business of Seller


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

 and other matters relating to the representations and warranties of Seller as Purchaser deems necessary or advisable to familiarize itself with such business and other matters relating thereto and to verify the accuracy of such representations and warranties. Purchaser agrees that should the closing not occur, for whatever reason, it will keep confidential and not divulge to third persons or use in any competitive endeavor any of the information received from Seller hereunder.

                  (b) Seller agrees that any inquiry or investigation made by Purchaser pursuant to this Agreement shall not, in any way, affect or lessen the representations and warranties made by it in this Agreement or their survival of the closing.

      13.0 Seller shall at dosing, with the execution hereof, assign, set over and transfer to Purchaser (at Purchaser's option), the right to the telephone number 914-422-0064 and shall execute, on demand and without any charge therefore, any documents required by Verizon and/or AT&T to effectuate such assignment.

            13.1 If Se]1er's telephone number shall not be assigned and fully operational at Purchaser's premises prior to the closing, then until such telephone number is fully operational at Purchaser's premises (but no later than September , 2005) Seller shall afford to Purchaser access to Seller's present telephone at Purchaser' 5 expense on 24 hours a day. 7 days per week schedule.

            13.2 Seller shall, on the date of closing, make available and deliver to Purchaser, or its representatives, an of Seller's computer programs relating to customers.

      14.0 Additional Agreement

            14.1 After closing, Seller and Purchaser agree to facilitate the transfer of the customers to Purchaser by referring all calls from the customers to Purchaser at the


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

telephone number assigned to Purchaser pursuant to Section 1 hereof or such other telephone numbers as may be designated by Purchaser; signing and sending to the customers (at Purchaser's expense) such letters or other communications as Purchaser may reasonably request; and will otherwise cooperate with Purchaser, in a reasonable manner, to facilitate the transfer of the customers' patronage to the Purchaser.

            14.2 At closing, Seller shall appoint Purchaser the agent of Seller to endorse and deposit in Purchaser's account, all checks payable to the order of Seller received from a customer relating to Seller's accounts receivable to be collected by Purchaser as provided in Section 9.

            14.3 Purchaser agrees to notify Seller of a claim or cause of action (asserted or threatened to be asserted) against Seller of which Purchaser obtains knowledge after c1osing.

      15.0 Restrictive Covenants

            15.1 Seller and Seller's wife Margaret Rubbino agree that for a period of five (5) years from the date of closing, they will not, individually or collectively or as a member of a corporation, joint venture or association~ sell or distribute #2 fuel oil in the County of Westchester.

      16.0 Miscellaneous

            16.1 The parties, each to the other, agree that Seller will be available between 9:00 A.M. and 5:00 P.M. Monday through Friday through December 2005 for customer inquiries and/or collections. Seller further agrees to be available via telephone for the duration of the contract. Seller agrees to preserve for the Purchaser the existing relationships of Customers, and others having business relationships with Seller in order to maintain its competitive position.



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

            16.2 The parties, each to the other, acknowledge that no representations on warranties of any kind have been made by the other, except as expressly set forth herein. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements (except those contemplated hereunder), understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations, or agreements among the parties in connection with the subject matter hereof, except as set forth or referred to herein. No supplement, modification or waiver or termination of this Agreement or any revision hereof shall be binding unless executed in writing by the parties to be bound thereby. AU representations and warranties made herein shall survive the closing.

            16.3 This Agreement is being delivered and is intended to be performed in the State of New York and shall be constructed and enforced in accordance with the laws of the State of New York.

            16.4 The parties hereto agree that they will, from time to time, execute and deliver any and all additional and supplemental instruments and do such other acts and things which may be necessary or desirable to effect the purposes of this Agreement and the consummation of the transaction contemplated by hereby.

            16.5 Waiver by any of parties hereto of any breach of, or exercise of any right under this Agreement, shall not be deemed a waiver of similar or other breaches or rights. The failure of a party to take action by reason of any such breach, or to exercise any such right, shall not deprive such party the right to take action at any time while such breach or condition giving rise to such right continues.


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

            16.6 Captions and section headings used herein are for convenience on land are not a part of the right to take action at any time while such breach or condition giving rise to such right continues.

            16.7 All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors and assigns.

            16.8 Each of the parties represents and warrants that it had dealt with no broker or finder in connection with this transaction.

            16.9 If any provision of this Agreement is held to be invalid or unenforceable7 such provision shall be deemed to be severable and shall not invalidate or make unenforceable any other provision of this Agreement.


IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year above first written.


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

                                                      PATSY RUBBINO, Jr.
                                                      By: /s/ Patsy Rubbino, Jr.
                                                         -----------------------



                                                      CLICKABLEOIL.COM, INC.

                                                      By: /s/ Guy Pipolo
                                                         -----------------------

                                                      By: /s/ Paul Kaufman
                                                         -----------------------


Gedney Fuel Corp. hereby disclaims in favor of Purchaser any interest in any of the purchased assets set forth in Section 2 of the foregoing Agreement.


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

 Gedney Fuel Corp.

/s/ Patsy Rubbino, Jr.
----------------------
President